SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

October 11, 2006

Date of Report

October 9, 2006

(Date of earliest event reported)

S2C Global Systems, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-51529	13-4226299
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1650-1188 West Georgia, Vancouver, BC, Canada V6E 4A2

(Address of principal executive offices, including zip code)

604-629-2461

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐

Written communications pursuant to Rule 425 under the Securities Act

☐

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of

Principal Officers

On October 9, 2006, the Company appointed two new independent directors to fill vacancies on the Board.  The new directors are expected to bring the additional experience necessary to facilitate the best possible vision for the Company.

Tina VanderHeyden, Director, 54 years of age. Since April 2006, Ms. VanderHeyden has been employed by the Canadian Film Centre as Director of Development.  Prior to this position, since 1984 Ms. VanderHeyden was self employed and continues to be a partner in Movanagher Productions where she was co-producer of Andrew Lloyd Webber’s The Phantom of the Opera and CATS productions.  Ms. VanderHeyden is also on the board of directors of Allura International, Inc., a non-trading public company.  Ms. VanderHeyden assists corporate, institutional and private sector clients in meeting their fundraising, marketing and sales goals.

Mark Lambert, Director, 50 years of age.  Mr. Lambert holds a Bachelor of Science in Chemical Engineering from the University of California, Berkeley and a Masters in Business Administration from Golden Gate University, San Francisco, CA.  From February 2005 to the present, Mr. Lambert holds the position of Chief Operating Officer of Test America.  From August 2004 to February 2006, Mr. Lambert was Vice President of Business Development for American Water and was employed as President for Water Industry Solutions from February 2002 to August 2004.  From 1991 to 2002, Mr. Lambert was employed by the United States Filter Corporation where he held the position of Vice President, Western Region, Culligan International.  Mr. Lambert is skilled in profit and loss management, strategic planning, finance, operations and distributions, sales and marketing leadership.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

S2C GLOBAL SYSTEMS, INC.

Date:  October 11, 2006

By: /s/ Roderick Bartlett

Roderick Bartlett

President and Chief Executive Officer